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                                                              Exhibit 99 (d)(ii)


May 4, 2000


                                         VIA E-MAIL, FACSIMILE AND UPS OVERNIGHT

William Mayer
Park Avenue Equity Partners, L.P.
600 Park Ave., Suite 510
New York, NY  10022

Re:  CONFIDENTIALITY / STANDSTILL AGREEMENT


Dear Mr. Mayer:

      We understand that you may be interested in exploring the feasibility of a transaction with Sunrise Medical Inc. (the "Company") on a mutually agreeable basis. In connection with your possible interest in a transaction with the Company, we propose to furnish you with certain information related to the Company (herein referred to as the "Confidential Information"). Confidential information includes not only written information but also information transferred orally, visually, electronically or by any other means. The fact that such information has been delivered to you, that such a transaction is under consideration by the Company, that discussions or negotiations have occurred or are occurring regarding a possible transaction involving the Company and you, and the status of any such discussions or negotiations, are considered Confidential Information for purposes of this Agreement. In consideration of our furnishing you with the Confidential Information, and as a condition to such disclosure, you agree as follows:

       1. The Confidential Information will be used by you solely for the purpose of your evaluation of the desirability of your entering into a transaction with the Company, and for no other purpose.

       2. You shall keep all Confidential Information secret and confidential and shall not, except as may be required by applicable law without the prior written consent of the Company, disclose it to anyone except to a limited group of your own employees, directors, officers, agents, financing sources, and outside advisors ("Representatives") who are actually engaged in, and need to know such Confidential Information to perform, the evaluation referred to above, each of whom must be advised of the confidential nature of the Confidential Information and of the terms of this Agreement and must agree to abide by such terms. You shall be responsible for any breach of the Agreement by any of your Representatives.

       3. Upon any termination of your evaluation of pursuing a transaction with the Company or upon notice from the Company to you (i) you will return to the Company the Confidential Information which is in tangible form, including any copies which you may have made, and you will destroy all abstracts, analyses, and/or summaries thereof or references thereto in your documents and certify to us in writing that you have done so, and (ii) neither you nor your Representatives will use any of the Confidential Information with respect to, or in furtherance of, your business, any of their respective businesses, or in the business of anyone else, whether or not in competition with the Company, or for any other purpose whatsoever.


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       4.     Confidential information includes all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your evaluation of pursuing a transaction with the Company. Confidential Information does not include any information which was publicly available prior to your receipt of such information or thereafter became publicly available (other than as a result of disclosure by you or any of your Representatives). Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained from any source other than the Company (or its directors, officers, employees, agents or outside advisors, provided that such source is not to your knowledge prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company and did not obtain the information from an entity or person prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company.

       5. You understand that we have endeavored to include in the Confidential Information those materials which we believe to be reliable and relevant for the purpose of your evaluation, but you acknowledge that neither the Company nor any of its respective directors, officers, employees, agents or outside advisors make any representation or warranty as to the accuracy or completeness of the Confidential Information and you agree that such persons shall have no liability to you or any of your Representatives resulting from any use of the Confidential Information. You understand that the Confidential Information is not being furnished for use in an offer or sale of securities of the Company and is not designed to satisfy the requirements of federal or state securities laws in connection with any offer or sale of such securities to you.

       6. In the event that you or any of your Representatives is requested in any proceeding to disclose any of the Confidential Information you will provide the Company with prompt prior written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that the Company is unable to obtain such protective order or other appropriate remedy, you will furnish only that portion of the Confidential Information which you are advised by written opinion of counsel is legally required (a copy of which opinion will be provided to the Company prior to such disclosure), you will give the Company written notice of the information to be disclosed as far in advance as practicable, and you will exercise your best commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment wil be accorded the Confidential Information so disclosed.

       7. Without the prior written consent of the Company, you will not, and will not encourage or assist others to, for a period of 2 years (i) propose or disclose an intent to propose any form of business combination, acquisition, restructuring, recapitalization or other similar transaction relating to the Company, (ii) acquire or offer, seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or assets or direct or indirect rights or options to acquire any voting securities or assets of the Company, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of any "proxy" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, (iv) form, join or in any way participate, directly or indirectly, in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company, (v) enter into any discussions,

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              negotiations, arrangements or understandings with any third party with respect to any of the foregoing, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) otherwise act, alone or in concert with others, directly or indirectly, to seek control of the management, board of directors, stock, or policies of the Company, (viii) request the Company, directly or indirectly, to amend or waive any provisions of this paragraph.

       8. You acknowledge that you are (i) aware of any will comply with the United States securities laws which prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (b) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and agree that you will neither use, nor cause any third party to use, any Confidential Information in contravention of such 1934 Act, including Rules 10b-5 and 14e-3.

       9. You agree that for a period of 2 years, you will not, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries with whom you have had contact or who became known to you in connection with your evaluation of a possible transaction involving the Company; PROVIDED that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by, or encouragement (not including a general solicitation of employment not specifically directed towards employees of the Company) from, you.

       10. Without impairing any other provision hereof, you will promptly advise the Company of any prohibited disclosure or other breach of this Agreement of which you have actual knowledge.

       11. You understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, and that the Company, its agents and representatives shall be entitled to specific performance and/or injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement but shall be in addition to all other remedies available at law or in equity. You further agree that no failure or delay by the Company, its directors, officers, employees, agents or outside advisors or representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

       12. Nothing in this Agreement shall impose any obligation upon you or us to consummate a transaction or to enter into any discussion or negotiations with respect thereto. You acknowledge that Sunrise reserves the right, in its sole and absolute discretion, to reject any or all proposals and to terminate discussions and negotiations with, or directly or indirectly involving you, at any time. Should we enter into a binding agreement, we will discuss and agree upon a public disclosure strategy provided that Sunrise retains the right to unilaterally fulfill its SEC reporting obligations.

       13. Miscellaneous Provisions. This Agreement contains the entire current understanding between the parties related to the transactions hereby. This Agreement shall be construed in accordance with the laws of the State of California without regard to the rules regarding conflict of laws. In the event of any


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              dispute under this Agreement, the parties shall make an authorized representative available, exchange information as appropriate, and negotiate diligently and in good faith to resolve the dispute.
              Both parties submit to the exclusive jurisdiction of state and federal courts in San Diego County, California. Both parties waive any right to trial before a jury. Each party shall be responsible for its own attorneys' fees and expenses incurred on account of resolving any dispute, without regard to any prevailing party's rights under applicable law. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns; except that neither party may transfer any rights or obligations under this Agreement without the other party's prior written consent. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is or may be sought. This Agreement and the wording contained herein have been arrived at by mutual negotiations of the parties, and no provision hereof shall be interpreted or construed against one party in favor of another party merely by reason of draftsmanship. Each party is entitled to be represented by independent legal counsel with respect to entering into this Agreement, and hereby acknowledges that it has retained independent legal counsel to advise it of its rights and obligations hereunder, or has voluntarily waived its right to do so. Any notice given in connection with this Agreement shall be in writing and shall be delivered in person by messenger, by certified U.S. mail (with return receipt requested), or by Federal Express, to the other party at the party's address stated herein (as amended by written notice from time to time). This Agreement shall terminate 2 years from the date of delivery of the last Confidential Information by the Company to you.

      If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter which will constitute our agreement with respect to the subject matter of this letter as of the date first above written.

                                     Very truly yours,
                                     Sunrise Medical Inc.

                                     /s/ Steven A. Jaye
                                     -------------------------------------
                                     Steven A. Jaye
                                     Senior Vice President, CEO



Agreed and Accepted to:
PARK AVENUE EQUITY PARTNERS, L.P.    VESTAR CAPITAL PARTNERS IV, L.P.
                                     By:  Vestar Associates IV, L.P.
                                     Its:  General Partner
By: /s/ Anthony R. Bienstock             By:  Vestar Associates, Corporation, IV
   -----------------------------         Its: General Partner
                                         By: /s/ Steve M. Silver
Its: Partner                             Its: Vice President
   -----------------------------

Date:  5/9/00
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